Franklin Financial Network Reports Earnings Per Diluted Share Of $0.65 On Record Net Income For The Third Quarter Of 2017

FRANKLIN, Tenn., Oct. 25, 2017 /PRNewswire/ -- Franklin Financial Network, Inc. (NYSE: FSB), the parent company (the "Company") of Franklin Synergy Bank (the "Bank"), today announced financial results for the third quarter and nine months ended September 30, 2017. For the third quarter, net income available for common shareholders increased 24.5% to a record $8.9 million compared with $7.1 million for the third quarter of 2016. Earnings per diluted share were $0.65 for the third quarter of 2017, up 3.2% compared with $0.63 for the third quarter of 2016. Weighted average diluted shares outstanding increased 20.7% for the third quarter of 2017 from the third quarter of 2016, primarily due to the Company's $72 million public offering of common stock in November 2016.

Highlights for the third quarter of 2017 include:

  Return on average assets was 1.03% compared with 1.07% for the third quarter of 2016 and 1.03% for the second quarter of 2017, and return on average tangible common equity was 12.26% compared with 14.55% for the third quarter of 2016 and 12.92% for the second quarter of 2017.
  Net interest income increased 17.7% to $24.3 million from $20.7 million for the third quarter of 2016 and decreased 0.6% from $24.5 million for the second quarter of 2017.
  The efficiency ratio was 54.77% compared with 53.65% and 53.91% for the third quarter of 2016 and second quarter of 2017.
  Total loans, including loans held for sale, increased 26.6%, or $446.9 million, to $2.13 billion at the quarter's end from $1.68 billion at September 30, 2016, and 5.1% from $2.02 billion at the end of the second quarter of 2017.
  Credit quality remained strong, with nonperforming loans at 0.14% of total loans, excluding loans held for sale; the allowance for loan losses at 0.94% of total loans, excluding loans held for sale; and net recoveries of 0.13% of average loans.
  Tangible book value per share increased 20.1% to $22.20 at September 30, 2017, from $18.49 at September 30, 2016, and increased 3.5% from $21.44 at June 30, 2017

"For the third quarter of 2017, Franklin Financial Network again produced strong growth and significant profitability, while maintaining sound operations," remarked Richard Herrington, the Company's Chairman and Chief Executive Officer. "The Company's soundness is evident in our credit quality, with nonperforming loans to total loans of 0.14%, net recoveries of 0.13% of average loans for the quarter and loan loss reserves totaling 0.94% of total loans. We continued to demonstrate substantial profitability with a return on average assets of 1.03%, a return on tangible common equity of 12.26% and an efficiency ratio of 54.77%. Our strong growth was reflected in a comparable-quarter increase of 26.6% in our total loans, 27.4% in total deposits and 24.5% for net income, which increased to a new quarterly record.

"Over the nearly 10 years since we were chartered in November 2007, we have earned the reputation of being a high growth community bank dedicated to our customers and our market. In addition, our culture, proven business model executed by a team of highly experienced local bankers, and fierce attention to asset quality have all combined to consistently deliver top tier performance in our three strategic goals of soundness, growth and profitability. This quarter marked another milestone as total assets topped $3.5 billion. The third quarter also included what we expect is a temporary pause in the growth of net interest income as funding costs outpaced the expansion of asset yields due in part to continued low rates and a flattening yield curve.

"We are optimistic about our ongoing potential for achieving these goals for soundness, growth and profitability, and we expect the next chapter in our history will also be marked by solid loan growth relative to the industry and expansion of lower cost deposit sources. We continue to operate in a core middle Tennessee market that is one of the most attractive in the country. We have substantially completed significant investments in people, systems and technology infrastructure since early 2016. These enhancements to our infrastructure and talent provide the platform to continue to increase operating efficiencies, while producing long-term gains in market share and, most importantly, shareholder value."

Strong Asset Quality

  At September 30, 2017, nonperforming loans were 0.14% of total loans, excluding loans held for sale, compared with 0.10% and 0.19% at September 30, 2016, and June 30, 2017.
  The allowance for loan losses at September 30, 2017, was 0.94% of total loans, excluding loans held for sale, compared with 0.94% and 0.93% at September 30, 2016, and June 30, 2017.
  There were net recoveries of 0.13% of average loans for the third quarter of 2017 compared with net charge offs of 0.01% of average loans for the third quarter of 2016 and nominal net recoveries for the second quarter of 2017.

Attractive, Growing, Local Markets Support Expansion of Balance Sheet

  Total assets increased 31.9% to $3.57 billion at September 30, 2017, from $2.70 billion at September 30, 2016, and 3.5% from $3.44 billion at June 30, 2017.
  Total loans, including loans held for sale, increased 26.6%, or $446.9 million, to $2.13 billion at September 30, 2017, from $1.68 billion at September 30, 2016, primarily due to growth in real estate loans, with increases of $145.8 million in 1-4 family real estate loans, $168.4 million in commercial real estate loans and $45.4 million in construction loans, as well as an increase of $92.0 million in business loans.
  The mix of total loans, excluding loans held for sale, at the end of the third quarter changed slightly in comparison with the mix at the end of the prior quarter, with total real estate lending at 77.8% and business loans at 22.0% of total loans, compared with prior-quarter total real estate lending at 78.8% and business loans at 21.1%.
  Deposits were $2.82 billion at September 30, 2017, up 27.4% from $2.22 billion at September 30, 2016, and 2.6% from $2.75 billion at June 30, 2017. Non-interest bearing deposits increased 10.8% and 0.7% compared with the third quarter of 2016 and second quarter of 2017, and interest bearing deposits increased 29.3% and 2.7% when comparing the same periods.

Strong Growth in the Loan Portfolio and Net Interest Income Drive Earnings per Share

  For the third quarter of 2017, net interest income increased 17.7% to $24.3 million from $20.7 million for the third quarter of 2016. The growth in net interest income resulted from strong growth in interest earning assets and an increase in loan yield. Interest expense also increased for the third quarter of 2017, due to the growth and change in mix of funding sources.  The 0.6% decrease in net interest income on a sequential-quarter basis reflected slight sequential declines in total interest earning assets and interest bearing liabilities for the third quarter and higher sequential growth in average rates paid than average yields earned.
  The average yield on total interest earning assets was 4.17% for the third quarter of 2017, an increase of five basis points from 4.12% for the third quarter of 2016, driven by changes in the mix of loans and competitive pressures. Average yield increased eight basis points from 4.09% for the second quarter of 2017.
  The average rate on total interest bearing liabilities was 1.31% for the third quarter of 2017, up 40 basis points from 0.91% for the third quarter of 2016. On a sequential-quarter basis, the increase was 13 basis points.  These increases were driven primarily by changes in the mix of deposits and the rise in interest rates.
  Net interest margin, adjusted for tax equivalent yield, was 3.05% for the third quarter of 2017, compared with 3.34% for the third quarter of 2016 and 3.08% for the second quarter of 2017.
  Noninterest income for the third quarter of 2017 was $3.6 million, a decrease of 26.8% from $4.9 million for the third quarter of 2016 and 8.0% from $3.9 million for the second quarter of 2017. The declines primarily reflected a decrease in net gains on sale of loans of 48.4%, or $1.4 million, from the third quarter of 2016 and 26.6%, or $0.6 million, from the second quarter of 2017, which are related to a reduction in the value of held-for-sale mortgages due to increasing mortgage interest rates.
  Noninterest expense increased 11.5% to $15.3 million for the third quarter of 2017 from $13.7 million for the third quarter of 2016, primarily due to a 12.9% increase in salaries and employee benefits, as well as a 19.9% increase in occupancy and equipment, both related to the Company's ongoing investment in people, systems and infrastructure to support growth. The Company's FDIC assessment expense increased 57.9% due to growth in total assets, partially offset by lower marketing, professional and other expenses. Sequentially, noninterest expense was essentially flat for the third quarter of 2017 compared with the second quarter. The Company's efficiency ratio was 54.77% for the third quarter of 2017, compared with 53.65% for the third quarter of 2016 and 53.91% for the second quarter of 2017.
  The Company's effective income tax rate was 26.1% for the third quarter of 2017 compared with 31.7% for the third quarter of 2016 and 29.0% for the second quarter of 2017.

Webcast and Conference Call Information

The Company will host a webcast and conference call at 8:00 a.m. (CT) on Thursday, October 26, 2017, to discuss operating and financial results for the third quarter of 2017. To access the call for audio only, please call 1-844-378-6480. For the presentation materials and streaming audio, please access the webcast on the Investor Relations page of Franklin Synergy Bank's website at www.FranklinSynergyBank.com. For those unable to participate in the webcast, it will be archived for one year, with audio available for 90 days.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements. Such statements include, but are not limited to, expected operating results, including market share and shareholder value, strategy for growth and profitability, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "strategies" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Risks and uncertainties that could cause the corporation's actual results to materially differ from those described in forward-looking statements include those discussed in Item 1A of the corporation's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 16, 2017. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company

Franklin Financial Network, Inc. is a financial holding company headquartered in Franklin, Tennessee. The Company's wholly-owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $3.57 billion at September 30, 2017, the Bank currently operates through 12 branches and one loan production office in the growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, and the FTSE Russell 2000 Index, is available at www.FranklinSynergyBank.com.

FRANKLIN FINANCIAL NETWORK CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share data)

	September 30, 2017	December 31, 2016
ASSETS	(Unaudited)
Cash and due from financial institutions	$ 155,842	$ 90,927
Certificates of deposit at other financial institutions	2,365	1,055
Securities available for sale	980,737	754,755
Securities held to maturity (fair value 2017—$220,089 and 2016—$227,892)	217,312	228,894
Loans held for sale, at fair value	11,823	23,699
Loans	2,115,930	1,773,592
Allowance for loan losses	(19,944)	(16,553)
Net loans	2,095,986	1,757,039
Restricted equity securities, at cost	18,472	11,843
Premises and equipment, net	11,217	9,551
Accrued interest receivable	11,156	9,931
Bank owned life insurance	23,732	23,267
Deferred tax asset	13,592	15,013
Foreclosed assets	1,503	—
Servicing rights, net	3,639	3,621
Goodwill	9,124	9,124
Core deposit intangible, net	1,116	1,480
Other assets	7,662	2,990
Total assets	$ 3,565,278	$ 2,943,189
LIABILITIES AND EQUITY
Deposits
Non-interest bearing	$ 257,177	$ 233,781
Interest bearing	2,567,648	2,158,037
Total deposits	2,824,825	2,391,818
Federal Home Loan Bank advances	337,000	132,000
Federal funds purchased and repurchase agreements	32,862	83,301
Subordinated notes, net	58,470	58,337
Accrued interest payable	2,597	1,924
Other liabilities	5,827	5,448
Total liabilities	3,261,581	2,672,828
Equity
Preferred stock, no par value: 1,000,000 shares authorized; no shares outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, no par value: 30,000,000 shares authorized; 13,209,055 and 13,036,954 issued at September 30, 2017 and December 31, 2016, respectively	221,642	218,354
Retained earnings	85,075	59,386
Accumulated other comprehensive loss	(3,123)	(7,482)
Total shareholders' equity	303,594	270,258
Noncontrolling interest in consolidated subsidiary	103	103
Total equity	$ 303,697	$ 270,361
Total liabilities and equity	$ 3,565,278	$ 2,943,189

FRANKLIN FINANCIAL NETWORK, INC. CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Interest income and dividends
Loans, including fees	$ 25,973	$ 20,192	$ 73,195	$ 56,864
Securities:
Taxable	5,041	3,889	16,358	11,402
Tax-Exempt	2,217	1,457	6,449	3,776
Dividends on restricted equity securities	269	133	663	354
Federal funds sold and other	280	53	667	175
Total interest income	33,780	25,724	97,332	72,571

Interest expense
Deposits	7,311	3,683	19,118	10,118
Federal funds purchased and repurchase agreements	92	69	309	237
Federal Home Loan Bank advances	968	215	2,228	511
Subordinated notes and other borrowings	1,083	1,082	3,239	1,820
Total interest expense	9,454	5,049	24,894	12,686

Net interest income	24,326	20,675	72,438	59,885
Provision for loan losses	590	1,392	3,018	4,095

Net interest income after provision for loan losses	23,736	19,283	69,420	55,790

Noninterest income
Service charges on deposit accounts	39	44	114	139
Other service charges and fees	787	845	2,297	2,245
Net gains on sale of loans	1,517	2,942	5,918	6,859
Wealth management	643	446	1,884	1,343
Loan servicing fees, net	70	(40)	230	(2)
Gain on sale of securities	350	430	470	1,535
Net gain on sale and write-down of foreclosed assets	(16)	30	(10)	36
Other	179	179	554	432
Total noninterest income	3,569	4,876	11,457	12,587

Noninterest expense
Salaries and employee benefits	9,011	7,979	26,172	22,099
Occupancy and equipment	2,399	2,001	6,689	5,563
FDIC assessment expense	900	570	2,675	1,388
Marketing	192	206	744	611
Professional fees	821	935	2,558	3,006
Amortization of core deposit intangible	115	138	363	431
Other	1,840	1,879	5,636	5,354
Total noninterest expense	15,278	13,708	44,837	38,452

Income before income tax expense	12,027	10,451	36,040	29,925
Income tax expense	3,138	3,314	10,343	9,047

Net income	8,889	7,137	25,697	20,878
Earnings attributable to noncontrolling interest	—	—	(8)	—
Dividends paid on Series A preferred stock	—	—	—	(23)

Net income available to common shareholders	$ 8,889	$ 7,137	$ 25,689	$ 20,855

Earnings per share:
Basic	$ 0.67	$ 0.67	$ 1.96	$ 1.96
Diluted	0.65	0.63	1.86	1.84

FRANKLIN FINANCIAL NETWORK, INC AVERAGE BALANCES(7) — ANALYSIS OF YIELDS & RATES (UNAUDITED) (Amounts in thousands, except percentages)

	Three Months Ended September 30,
	2017			2016
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS:
Loans(1)(6)	$ 2,049,575	$ 26,006	5.03%	$ 1,620,347	$ 20,219	4.96%
Securities available for sale(6)	972,988	6,405	2.61%	671,725	4,084	2.42%
Securities held to maturity(6)	220,313	2,283	4.11%	233,986	2,203	3.75%
Restricted equity securities	17,396	269	6.13%	10,372	133	5.10%
Certificates of deposit at other financial institutions	2,412	9	1.48%	941	4	1.69%
Federal funds sold and other(2)	88,737	271	1.21%	38,923	49	0.50%

TOTAL INTEREST EARNING ASSETS	$ 3,351,421	$ 35,243	4.17%	$ 2,576,294	$ 26,692	4.12%
Allowance for loan losses	(18,891)			(14,508)
All other assets	94,334			86,466

TOTAL ASSETS	$ 3,426,864			$ 2,648,252
LIABILITIES & EQUITY
Deposits:
Interest checking	$ 552,502	$ 1,285	0.92%	$ 261,350	$ 256	0.39%
Money market	604,416	1,703	1.12%	617,913	957	0.62%
Savings	54,921	42	0.30%	51,235	40	0.31%
Time deposits	1,259,452	4,281	1.35%	1,080,666	2,430	0.89%
Federal Home Loan Bank advances	289,228	968	1.33%	86,783	215	0.99%
Federal funds purchased and other(3)	37,374	92	0.98%	44,974	69	0.61%
Subordinated notes and other borrowings	58,444	1,083	7.35%	58,285	1,082	7.39%

TOTAL INTEREST BEARING LIABILITIES	$ 2,856,337	$ 9,454	1.31%	$ 2,201,206	$ 5,049	0.91%
Demand deposits	261,127			224,387
Other liabilities	11,312			16,650
Total equity	298,088			206,009

TOTAL LIABILITIES AND EQUITY	$ 3,426,864			$ 2,648,252
NET INTEREST SPREAD(4)			2.86%			3.21%
NET INTEREST INCOME		$ 25,789			$ 21,643
NET INTEREST MARGIN(5)			3.05%			3.34%

(1)

Loan balances include both loans held in the Bank's portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.

(2)	Includes federal funds sold, capital stock in the Federal Reserve Bank and Federal Home Loan Bank, and interest-bearing deposits at the Federal Reserve Bank and the Federal Home Loan Bank.
(3)	Includes repurchase agreements.
(4)	Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income (annualized) divided by total average earning assets.
(6)	Interest income and rates include the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis.
(7)	Average balances are average daily balances.

FRANKLIN FINANCIAL NETWORK, INC AVERAGE BALANCES(7) — ANALYSIS OF YIELDS & RATES (UNAUDITED) (Amounts in thousands, except percentages

	Nine Months Ended September 30,
	2017			2016
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS:
Loans(1)(6)	$ 1,975,592	$ 73,274	4.96%	$ 1,535,894	$ 56,933	4.95%
Securities available for sale(6)	1,002,118	19,958	2.66%	641,270	11,917	2.48%
Securities held to maturity(6)	224,174	7,012	4.18%	194,326	5,698	3.92%
Restricted equity securities	15,830	663	5.60%	9,256	354	5.11%
Certificates of deposit at other financial institutions	2,178	24	1.47%	751	11	1.96%
Federal funds sold and other(2)	84,666	643	1.02%	46,327	164	0.47%

TOTAL INTEREST EARNING ASSETS	$ 3,304,558	$ 101,574	4.11%	$ 2,427,824	$ 75,077	4.13%
Allowance for loan losses	(18,182)			(13,179)
All other assets	92,425			41,988

TOTAL ASSETS	$ 3,378,801			$ 2,456,633
LIABILITIES & EQUITY
Deposits:
Interest checking	$ 631,582	$ 3,586	0.76%	$ 292,013	$ 853	0.39%
Money market	608,670	4,412	0.97%	608,341	2,767	0.61%
Savings	55,569	127	0.31%	48,647	121	0.33%
Time deposits	1,196,675	10,993	1.23%	937,266	6,377	0.91%
Federal Home Loan Bank advances	242,549	2,228	1.23%	75,412	511	0.91%
Federal funds purchased and other(3)	45,745	309	0.90%	50,100	237	0.63%
Subordinated notes and other borrowings	58,398	3,239	7.42%	32,882	1,820	7.39%

TOTAL INTEREST BEARING LIABILITIES	$ 2,839,188	$ 24,894	1.17%	$ 2,044,661	$ 12,686	0.83%
Demand deposits	246,675			200,981
Other liabilities	7,358			12,707
Total equity	285,580			198,284

TOTAL LIABILITIES AND EQUITY	$ 3,378,801			$ 2,456,633
NET INTEREST SPREAD(4)			2.94%			3.30%
NET INTEREST INCOME		$ 76,680			$ 62,391
NET INTEREST MARGIN(5)			3.10%			3.43%

(1)

Loan balances include both loans held in the Bank's portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.

(2)	Includes federal funds sold, capital stock in the Federal Reserve Bank and Federal Home Loan Bank, and interest-bearing deposits at the Federal Reserve Bank and the Federal Home Loan Bank.
(3)	Includes repurchase agreements.
(4)	Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income (annualized) divided by total average earning assets.
(6)	Interest income and rates include the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis.
(7)	Average balances are average daily balances.

FRANKLIN FINANCIAL NETWORK, INC. SUMMARY QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED) (Amounts in thousands, except per share data and percentages)

	As of and for the three months ended
	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016
Income Statement Data ($):
Interest income	33,780	33,011	30,541	27,336	25,724
Interest expense	9,454	8,542	6,898	5,637	5,049
Net interest income	24,326	24,469	23,643	21,699	20,675
Provision for loan losses	590	573	1,855	1,145	1,392
Noninterest income	3,569	3,880	4,008	2,553	4,876
Noninterest expense	15,278	15,283	14,276	13,229	13,708
Net income before taxes	12,027	12,493	11,520	9,878	10,451
Income tax expense(1)	3,138	3,619	3,586	2,699	3,314
Net income(1)	8,889	8,874	7,934	7,179	7,137
Earnings before interest and taxes	21,481	21,035	18,418	15,515	15,500
Net income available to common shareholders	8,889	8,866	7,934	7,179	7,137
Weighted average diluted common shares	13,773,539	13,701,762	13,657,357	12,473,725	11,415,422
Earnings per share, basic	0.67	0.68	0.61	0.61	0.67
Earnings per share, diluted	0.65	0.64	0.58	0.58	0.63
Profitability (%)
Return on average assets	1.03	1.03	0.99	1.00	1.07
Return on average equity	11.83	12.46	11.80	12.10	13.78
Return on average tangible common equity(4)	12.26	12.92	12.27	12.68	14.55
Efficiency ratio(4)	54.77	53.91	51.63	54.55	53.65
Net interest margin(5)	3.05	3.08	3.18	3.27	3.34
Balance Sheet Data ($):
Loans (including HFS)	2,127,753	2,023,679	1,962,397	1,797,291	1,680,877
Loan loss reserve	19,944	18,689	18,105	16,553	15,590
Cash	155,842	96,741	114,664	90,927	56,804
Securities	1,198,049	1,243,406	1,299,349	983,649	905,806
Goodwill	9,124	9,124	9,124	9,124	9,124
Intangible assets (Sum of core deposit intangible and SBA servicing rights)	1,170	1,232	1,353	1,509	1,650
Assets	3,565,278	3,443,593	3,454,788	2,943,189	2,703,195
Deposits	2,824,825	2,754,425	2,817,212	2,391,818	2,217,954
Liabilities	3,261,581	3,150,572	3,176,278	2,672,828	2,493,551
Total equity	303,697	293,021	278,510	270,361	209,644
Common equity	303,594	292,918	278,407	270,258	209,644
Tangible common equity(4)	293,300	282,562	267,930	259,625	198,870
Asset Quality (%)
Nonperforming loans/ total loans(2)	0.14	0.19	0.21	0.35	0.10
Nonperforming assets / (total loans(2) + foreclosed assets)	0.21	0.26	0.27	0.35	0.10
Loan loss reserve / total loans(2)	0.94	0.93	0.93	0.93	0.94
Net charge-offs (recoveries) / average loans	(0.13)	0.00	0.07	0.04	0.01
Capital (%)
Tangible common equity to tangible assets(4)	8.25	8.23	7.78	8.85	7.39
Leverage ratio(3)	8.58	8.21	8.36	9.28	7.15
Common Equity Tier 1 ratio(3)	11.57	11.54	11.32	11.75	9.09
Tier 1 risk-based capital ratio(3)	11.57	11.54	11.32	11.75	9.09
Total risk-based capital ratio(3)	14.67	14.69	14.51	15.09	12.66

(1)

This item reflects the retrospective adoption of Accounting Standard Update 2016-09 during fourth quarter 2016, which impacted previously reported quarterly earnings and earnings per share ("EPS") in 2016, as follows: third quarter 2016 – decreased income tax expense by $107 and increased diluted EPS by $0.01.

(2)	Total loans in this ratio exclude loans held for sale.
(3)

Capital ratios come from the Company's regulatory filings with the Board of Governors of the Federal Reserve System, and for September 30, 2017 the ratios are estimates since the Company's quarterly regulatory reports have not yet been filed.

(4)	See Non-GAAP table in the pages that follow.
(5)	Net interest margins shown in the table above include tax-equivalent adjustments to adjust interest income on tax-exempt loans and tax-exempt investment securities to a fully taxable basis.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial data included in our selected historical consolidated financial information are not measures of financial performance recognized by GAAP. Our management uses these non-GAAP financial measures in its analysis of our performance:

  "Common shareholders' equity" is defined as total shareholders' equity at end of period less the liquidation preference value of the preferred stock;
  "Tangible common shareholders' equity" is common shareholders' equity less goodwill and other intangible assets;
  "Total tangible assets" is defined as total assets less goodwill and other intangible assets;
  "Other intangible assets" is defined as the sum of core deposit intangible and SBA servicing rights;
  "Tangible book value per share" is defined as tangible common shareholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets;
  "Tangible common shareholders' equity ratio" is defined as the ratio of tangible common shareholders' equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets;
  "Return on Average Tangible Common Equity" is defined as annualized net income available to common shareholders divided by average tangible common shareholders' equity; and
  "Efficiency ratio" is defined as noninterest expenses divided by our operating revenue, which is equal to net interest income plus noninterest income.

We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures:

(Amounts in thousands, except share/ per share data and percentages)	As of or for the Three Months Ended
	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sept 30, 2016
Total shareholders' equity	$ 303,594	$ 292,918	$ 278,407	$ 270,258	$ 209,644
Less: Preferred stock	—	—	—	—	—
Total common shareholders' equity	303,594	292,918	278,407	270,258	209,644
Common shares outstanding	13,209,055	13,181,501	13,064,110	13,036,954	10,757,483
Book value per share	$ 22.98	$ 22.22	$ 21.31	$ 20.73	$ 19.49
Total common shareholders' equity	303,594	292,918	278,407	270,258	209,644
Less: Goodwill and other intangible assets	10,294	10,356	10,477	10,633	10,774
Tangible common shareholders' equity	$ 293,300	$ 282,562	$ 267,930	$ 259,625	$ 198,870
Common shares outstanding	13,209,055	13,181,501	13,064,110	13,036,954	10,757,483
Tangible book value per share	$ 22.20	$ 21.44	$ 20.51	$ 19.91	$ 18.49

Average total common equity	298,088	285,659	$ 272,713	$ 235,984	$ 206,009
Less: Average Preferred stock	—	—	—	—	—
Less: Average Goodwill and other intangible assets	10,321	10,427	10,565	10,719	10,855
Average tangible common shareholders' equity	$ 287,767	$ 275,232	$ 262,148	$ 225,265	$ 195,154

Net income available to common shareholders	8,889	8,866	$ 7,934	$ 7,179	$ 7,137
Average tangible common equity	287,767	275,232	262,148	225,265	195,154
Return on average tangible common equity	12.26%	12.92%	12.27%	12.68%	14.55%

Efficiency Ratio:
Net interest income	$ 24,326	$ 24,469	$ 23,643	$ 21,699	$ 20,675
Noninterest income	3,569	3,880	4,008	2,553	4,876
Operating revenue	27,895	28,349	27,651	24,252	25,551
Expense
Total noninterest expense	15,278	15,283	14,276	13,229	13,708
Efficiency ratio	54.77%	53.91%	51.63%	54.55%	53.65%

Investor Relations Contact:
Sarah Meyerrose
EVP, Chief Financial Officer
(615) 236-8344
sarah.meyerrose@franklinsynergy.com